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NABI BIOPHARMACEUTICALS

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Nabi Investor Relations 301-770-3099 | www.nabi.com	Morrow & Co., LLC Attn: Joe Mills 203-658-9400

FOR IMMEDIATE RELEASE

NABI BIOPHARMACEUTICALS ANNOUNCES COMMENCEMENT

OF SELF-TENDER OFFER FOR UP TO $23,000,000 OF ITS COMMON STOCK

Rockville, Maryland, July 2, 2012—Nabi Biopharmaceuticals (NASDAQ: NABI) (the “Company”) today announced that it is commencing a “modified Dutch auction” tender offer for up to $23,000,000 of its common stock at a price per share not less than $1.58 and not greater than $1.72. The tender offer will expire at 12:00 midnight, at the end of the day, New York City time, on Monday, July 30, 2012, unless extended by the Company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

A “modified Dutch auction” tender offer allows stockholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering stockholders, the Company will determine the lowest price per share within the range that will enable the Company to purchase $23,000,000 of its common stock (or a lower amount if the offer is not fully subscribed). The Company also reserves the right to purchase up to an additional 2% of its shares outstanding without amending or extending the tender offer. All shares purchased by the Company in the tender offer will be purchased at the same price. The Company will not purchase shares below a stockholder’s indicated price, and in some cases, the Company may actually purchase shares at a price that is above a stockholder’s indicated price under the terms of the tender offer. Stockholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

The Company expects to fund the share purchases in the tender offer using available cash on hand. The tender offer will not be conditioned upon any minimum number of shares being tendered, but will be subject to a number of conditions that are described in the tender offer materials.

In connection with the previously disclosed proposed transaction with Biota Holdings Inc. (the “Transaction”), the Company plans to return to its stockholders, before the completion of the Transaction, its remaining cash in excess of the $54 million required to be held by the Company at the completion of the Transaction after satisfying outstanding liabilities. Such distribution will take the form of the tender offer described in this press release and, for any remaining amounts, through a dividend or other return of capital. After the completion of the tender offer described in this press release but prior to the completion of the Transaction, the Company plans to declare a dividend or implement a return of capital, as applicable, to distribute any remaining cash in excess of the $54 million required to be held by the Company at the completion of the Transaction that is not required to satisfy any outstanding liabilities. Such remaining cash amount is currently expected to be in the range of approximately $2 million to $5 million. The Company has the right to terminate the tender offer described in this press release if the merger implementation agreement with Biota is terminated in accordance with its terms.

After the completion of the tender offer, in the event that the Transaction is not completed, the Company’s Board of Directors will consider the liquidation and dissolution of the Company. If the Company’s Board of Directors determines that liquidation and dissolution is advisable, it will approve a plan of liquidation and dissolution and submit it to the Company’s stockholders for their approval. If the Company’s Board of Directors recommends liquidation and dissolution to the stockholders, a meeting of the Company’s stockholders to consider any proposed plan of liquidation and dissolution likely would not be held until approximately three or four months after the termination of the Transaction Agreement. Thereafter, if the plan is approved by stockholders, it will take the Company no less than three years to complete the dissolution and winding-up process and distribute all remaining assets to stockholders in accordance with Delaware law.

Following stockholder approval of a plan of liquidation and dissolution and the filing of a certificate of dissolution with the Secretary of State of the State of Delaware but prior to the completion of the dissolution and winding-up process, the Company likely will make one or more initial or interim liquidating distributions to its stockholders of a majority of its remaining cash assets, which distribution amounts will depend on known, unknown, contingent and pending claims at the time of the distributions. The Company currently estimates such initial or interim liquidating distributions to be approximately $1.42 to $1.59 per share in the aggregate (assuming the Company purchases 13,372,093 shares in the tender offer, which is based on the tender offer being fully subscribed at the maximum purchase price per share, and no other changes to the Company’s currently outstanding number of shares) or $1.48 to $1.66 per share in the aggregate (assuming the Company purchases 14,556,962 shares in the tender offer, which is based on the tender offer being fully subscribed at the minimum purchase price per share, and no other changes to the Company’s currently outstanding number of shares). The estimated range of the liquidating distributions described in the preceding sentence is based on the Company having cash of $92.7 million as of June 30, 2012, less approximately $2.5 million of estimated operating expenses until September 30, 2012, less approximately $23.2 million to be used for purchasing shares in the tender offer described in this press release (including related fees and expenses), and less a reserve of approximately $20 million to $25 million in the aggregate to pay, and make provision for, existing and future contingent and potential claims and liabilities, including severance payments and transaction-related fees and liabilities, expenses related to continuing operations including making required regulatory filings and the establishment of a mechanism for collecting and distributing any future distributions, milestone or royalty payments under existing agreements with respect to NicVAX® (Nicotine Conjugate Vaccine) and Phoslyra® . The estimated reserve amount of approximately $20 million to $25 million in the aggregate includes approximately $5 million to $10 million to be set aside for the satisfaction of future contingent and potential claims and liabilities in accordance with Delaware law. The amount remaining from the $5 million to $10 million reserve, if any, together with any other remaining assets, after satisfying the Company’s remaining, actual, contingent or potential claims and liabilities will be distributed to the stockholders. The Company is currently unable to predict the precise nature, amount or timing of the liquidating distributions described above. The range of the liquidating distributions and the other amounts referred to in this paragraph are preliminary estimates based on the information currently available to the Company and are subject to change based on factors currently unknown to the Company that may affect its remaining cash in the future, such as additional expenditures and/or liabilities. Therefore, the actual amounts of the liquidating distributions may be significantly lower than the Company’s current estimates.

Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase and related materials mailed to stockholders beginning on July 2, 2012.

Morrow & Co., LLC will serve as information agent for the tender offer and American Stock Transfer & Trust Company, LLC will serve as the depositary for the tender offer.

Neither Nabi Biopharmaceuticals, its directors, the information agent nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them. Stockholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, from the Company or at the Company’s website: www.nabi.com. Stockholders are urged to carefully read these materials, when available, prior to making any decision with respect to the offer. Stockholders and investors who have questions or need assistance may call Morrow & Co., LLC toll-free at (800) 607-0088 or (203) 658-9400.

Tender Offer Statement

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

This news release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, prospects and “modified Dutch auction” tender offer and related share repurchase. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this news release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements, including the occurrence, timing and financial terms or effect of the Transaction and the tender offer, future cash distributions, potential share repurchases and expected timing for closing, on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, risks relating to: our ability to successfully complete the proposed transaction between Nabi and Biota or any other strategic transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement, including a termination under circumstances that could require us to pay a break fee; the inability to complete the Transaction due to the failure of either party to obtain stockholder approval or the failure to satisfy other conditions to completion of the Transaction, including required regulatory approvals; the outcome of legal proceedings, if any, instituted against the Company and/or others relating to the Transaction Agreement or the tender offer; the effect of the announcement of the Transaction or the tender offer on our business relationships, operating results and business generally; changes in regulation and the regulatory environment; effects of natural catastrophes, terrorism and other interruptions to our business; our ability to complete the tender offer and the related share repurchase; the actual amount of operating expenses, costs, liabilities, obligations and other variables that may affect the amount and timing of any distributions to stockholders in connection with any liquidation and dissolution of Nabi in the event that the Transaction is not completed; our ability to realize any value for NicVAX in light of our two failed Phase III clinical trials; our ability to obtain a successful result in a remaining clinical trial for NicVAX or realize any value from a successful result; our ability to have GSK successfully develop and commercialize any future generation candidate nicotine vaccine; our ability to terminate existing NicVAX contract manufacturing and development agreements without significant penalties; our ability to collect any further milestones and royalty payments under the PhosLo agreement; our ability to maintain sufficient patent protection; our ability to avoid products liability claims; our ability to maintain sufficient insurance; and our ability to use our net operating loss carry forwards. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and in our Preliminary Proxy Statement, subject to completion, dated June 8, 2012, each filed with the Securities and Exchange Commission. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.

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